Exhibit n

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Municipal Credit Opportunities Fund:

We consent to the use of our report dated July 23, 2019 with respect to the financial statements and financial highlights of Nuveen Municipal Credit Opportunities Fund and to the references to our firm under the headings “Legal Opinions and Experts” in the Prospectus and “Experts” in the Statement of Additional Information, which are incorporated by reference in the post-effective ammendment filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

September 17, 2019